United States securities and exchange commission logo





                       August 26, 2021

       Shiong Han Wee
       Chief Financial Officer
       WECONNECT Tech International, Inc.
       25, Jln Puteri 7/15
       Bandar Puteri, 47100 Puchong
       Selangor, Malaysia

                                                        Re: WECONNECT Tech
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 30, 2020
                                                            Filed June 7, 2021
                                                            File No. 000-52879

       Dear Mr. Wee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services